NINE WEST GROUP INC.



                                              FOR IMMEDIATE RELEASE
                                              For further information contact:
                                              Robert C. Galvin
                                              Executive Vice President and
                                              Chief Financial Officer
                                              Nine West Group Inc.
                                              (914) 640-4373


                         NINE WEST GROUP INC.  ANNOUNCES
            CONCLUSION OF UNITED STATES CUSTOMS SERVICE INVESTIGATION

WHITE PLAINS, NEW YORK - APRIL 15, 1998 - Nine West Group Inc. (NYSE Symbol:
NIN) announced today that it was informed by the United States Customs Service that the investigation which the Company was advised of on October 29, 1997 relating to the Company's importation of Brazilian footwear from 1995 to date has been terminated with no action taken against the Company.

Jerome Fisher, Chairman of the Board of Nine West Group Inc., stated, "We are very pleased with the favorable outcome of the U.S. Customs Service investigation." Mr. Fisher added that the Company is continuing its cooperation with the Securities and Exchange Commission in connection with its previously announced investigation of the Company.

Nine West Group Inc. is a leading designer, developer, manufacturer and marketer of quality, fashionable women's footwear and accessories. Its internationally recognized brands are marketed in the "bridge" to "moderate" price ranges and include the flagship Nine West label, Amalfi, Bandolino, Luca B for Calico, cK/Calvin Klein Shoes and Bags (under license), Easy Spirit, Enzo Angiolini, Evan Picone (under license), 9 & Co., Pappagallo, Pied a Terre, Selby, Westies and The Shoe Studio Group Limited brands. Nine West Group's products are sold to more than 7,000 department, specialty and independent retail stores and through approximately 1,111 of its own domestic retail stores and 348 international retail locations operating at the end of 1997.








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